EXHIBIT 10.1

THIRD AMENDMENT TO THE
HEALTHTRONICS, INC. 2004 EQUITY INCENTIVE PLAN

         This Third Amendment (this “Third Amendment”) to the HealthTronics, Inc. 2004 Equity Incentive Plan (as amended, the “Plan”) is made by HealthTronics, Inc., a Georgia corporation (the “Company”), pursuant to the authorization of the Board of Directors of the Company (the “Board”).

         WHEREAS, the Board deems it to be in the Company’s best interest to amend the Plan to increase the maximum aggregate number of Shares (as defined in the Plan) authorized under the Plan from 2,950,000 to 5,800,000 Shares;

         WHEREAS, Section 15 of the Plan authorizes the Board to amend, alter, suspend or terminate the Plan; and

         WHEREAS, the rules of the Nasdaq National Market, Inc. applicable to the Company require that the Company’s shareholders approve the Third Amendment.

         NOW, THEREFORE, pursuant to the authority granted to the Board in Section 15 of the Plan, and subject to the approval of this Third Amendment by the Company’s shareholders, the Plan is hereby amended as follows:

         1.     The first sentence of Section 2 of the Plan is hereby deleted in its entirety and replaced with the following:

“An aggregate of 5,800,000 Shares may be issued pursuant to Awards under this Plan, subject to adjustments pursuant to Section14.”

         2.     Section 15 of the Plan is hereby amended by adding the following after Section 15(b) of the Plan:

“(c) No Repricings of Stock Options or SARS without Shareholder Approval. Notwithstanding Sections 15(a) and (b) above, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARS, cancel outstanding Options or SARS in exchange for other Awards or Options or SARS with an exercise price that is less than the exercise price of the original Options or SARS, or cancel outstanding Options or SARS with an exercise price per Share greater than the then Fair Market Value per Share in exchange for cash, without shareholder approval.”

         Except as provided above, the Plan shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Company, by its duly authorized officer has executed this Third Amendment on this 8th day of May, 2008.

HealthTronics, Inc.

By:	/s/ James S.B. Whittenburg

Name: Title:	James S.B. Whittenburg President and Chief Executive Officer